Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

AMONG

PEARLSTEIN ASSOCIATES, LLC,

BLUESTONE AGENCY, INC.

and

AMERICAN SAFETY HOLDINGS CORP.

Dated as of April 30, 2012

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 30, 2012 (this “Agreement”), by and among American Safety Holdings Corp., a Georgia corporation (the “Buyer”), Pearlstein Associates, LLC, a South Carolina limited liability company (the “Seller”), and Bluestone Agency, Inc., an Arizona corporation (the “Company”).

WHEREAS, the Seller owns all of the shares of capital stock of the Company (the “Shares”):

WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller the Shares, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties hereto as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Article 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time prior to the Closing to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acquisition Costs” has the meaning specified in Section 2.3(c).

“Actuary’s Final Best Estimate” has the meaning specified in Section 8.7(a).

“Additional Deferred Payment Amount” has the meaning specified in Section 2.2(b)(v).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Ancillary Agreements” means the Seller Ancillary Agreements, the Buyer Ancillary Agreements and the Company Ancillary Agreements.

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2011.

“Balance Sheet Date” means the date of the Balance Sheet.

“Benefit Plan” means any material bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, supplemental retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or sick day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation, supplemental unemployment benefit, or other insurance, severance, separation, or change in control or other employee benefit plan, program, agreement or policy of any kind, whether for the benefit of a single individual or more than one individual including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, established or to which contributions have at any time been made by the relevant Person, or under which any employee or former employee or the relevant Person is covered, is eligible for coverage or has benefit rights.

“Bluestone Premium” has the meaning specified in Section 2.3(c).

“Bluestone Subproducers” has the meaning specified in Section 2.3(c).

“Bluestone Underwriters” has the meaning specified in Section 2.3(c).

“Books and Records” has the meaning specified in Section 2.2(c)(iii).

“Business” means the business conducted by the Company as of the date hereof of developing, underwriting and marketing standard and non-standard commercial and contract surety products that are sold through a network of retail and wholesale agents.

“Business Employees” has the meaning specified in Section 8.1 (a).

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, certificates, instruments and documents being or to be executed and delivered by the Buyer under this Agreement or in connection with the transactions contemplated hereby.

“Buyer Change of Control Transaction” means any (i) sale or other disposition of all or substantially all of the assets of the Buyer (measured as of its most recent publicly available balance sheet and on a consolidated basis), (ii) a consolidation or merger of the Buyer with or into any other Person, or any other corporate reorganization, in which the shareholders of the Buyer immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Buyer’s outstanding voting power is transferred.

“Buyer Group Member” means the Buyer and its Affiliates and their respective successors and assigns.

“Carried Reserves” has the meaning specified in Section 8.7(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Payments” has the meaning specified in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Ancillary Agreements” means all agreements, certificates, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection with the transactions contemplated hereby, excluding the Employment Agreements.

“Company Employees” has the meaning specified in Section 5.14(a).

“Company Indebtedness” means (i) the indebtedness of the Company to each of the Federal Savings Bank, Wells Fargo Bank, Focus on Innovation, Cheryl Enos and Barry Pearlstein, plus accrued and unpaid interest, as at the Closing Date, and (ii) any indebtedness incurred by the Company following the date hereof and prior to the Closing pursuant to Section 7.6(a).

“Confidentiality Agreement” means that certain letter agreement between the Subsidiary and American Safety Casualty Insurance Company, dated November 29, 2011.

“Contract” means, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, undertakings and other commitments, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties are bound.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, provincial, local or other court or tribunal or any administrative body and any award in any arbitration proceeding.

“Declaratory Judgment Expenses” has the meaning specified in Section 2.3(c).

“Deferred Purchase Price” has the meaning specified in Section 2.2(b).

“Deferred Purchase Price Payment” has the meaning specified in Section 2.2(b).

“Disclosure Schedule” means the disclosure schedule attached hereto which is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, and the disclosures in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated in all other sections of the Disclosure Schedule where the relevance of such disclosure is reasonably apparent from the text or the disclosure.

“Earnout Period” has the meaning specified in Section 2.2(b).

“Employment Agreements” has the meaning specified in Section 3.6.

“Encumbrance” means any material lien (including any Tax lien), encumbrance, security interest, mortgage, pledge, option or conditional sale or other title retention agreement.

“Environmental Law” means all Requirements of Law and all Court Orders relating to the protection of the environment, generation, storage, transportation, handling, recycling and disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is considered a single employer with the Seller, the Company or the Subsidiary under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account” means an interest bearing escrow account to hold the Escrow Amount maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” has the meaning specified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be executed and delivered at the Closing by and among the Buyer, the Seller and the Escrow Agent.

“Escrow Amount” has the meaning specified in Section 2.2(a)(iii).

“Escrow Release Date” has the meaning specified in Section 11.3(d).

“Expenses” means any and all reasonable out of pocket costs, fees and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, paralegals, investigators, expert witnesses, accountants and other professionals), but excluding any overhead or cost of employee time of the Indemnified Party.

“Financial Statements” means the Balance Sheet and the related audited statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2011.

“GAAP” means United States generally accepted accounting principles which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein.

“Generally Accepted Actuarial Principles and Methodologies” means, at any time, the then current Actuarial Standards of Practice adopted by the Actuarial Standards Board of the American Academy of Actuaries.

“Governmental Body” means any foreign, federal, state, provincial, regional, municipal, local or other governmental or administrative authority or regulatory body.

“Hazardous Substance” means any substance whether solid, liquid, gaseous or any combination of the foregoing which is regulated pursuant to any Environmental Law.

“Indemnification Claim Notice” has the meaning specified in Section 11.4(a).

“Indemnified Party” has the meaning specified in Section 11.4(a).

“Indemnifying Party” has the meaning specified in Section 11.4(a).

“Independent Actuary” has the meaning specified in Section 8.7(a).

“Initial Best Estimate” has the meaning specified in Section 8.7(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) plant variety protection certificates and plant variety protection applications; (iii) trade secrets in seed and other genetic material, including inbred parent lines and hybrid varieties; (iv) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names; (v) copyrights and copyrightable works; (vi) registrations and applications for any of the foregoing; (vii) trade secrets, confidential information, know-how and inventions; and (viii) computer software (including, without limitation, source code, executable code, data, databases and documentation).

“Knowledge” means, with respect to any representation, warranty or statement in this Agreement that is qualified by the Company’s “Knowledge,” the actual knowledge, after due inquiry, of the Management Employees.

“Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental Body, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

“Licenses” means all licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, orders and similar consents issued by any Governmental Body or other Person; provided, that the term Licenses shall not include any licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, orders or similar consents regarding Intellectual Property.

“Loss Adjustment Expenses” has the meaning specified in Section 2.3(c).

“Loss Reserves” means all reserves for losses, including, without limitation, case reserves, reserves for incurred by not reported losses and loss adjustment expenses, both allocated and unallocated, and also any adjustments to such items on account of reinsurance, salvage and subrogation collected or receivable in accordance with GAAP, calculated in a manner consistent with Generally Accepted Actuarial Principles and Methodologies and not inconsistent with the past practices of the Subsidiary.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, damages, deficiencies or other charges (together with interest and penalties thereon, if any); provided. Losses shall not include any consequential, special, indirect or punitive damages, including loss of future revenue or income, loss measured by any multiple or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement.

“Management Employees” has the meaning specified in Section 3.6.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition, business, assets or results of operations of the Company and the Subsidiary taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the property and casualty insurance industry in general or the surety industry in particular, the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to a commencement of a war or other hostilities or armed hostilities, an act of terrorism or other national or international calamity involving the United States generally; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

“Maximum Initial Deferred Payment” has the meaning specified in Section 2.2(b).

“Net Earned Premium” has the meaning specified in Section 2.3(c).

“Net Losses” has the meaning specified in Section 2.3(c).

“Other Underwriting Expenses” has the meaning specified in Section 2.3(c).

“Outside Accountant” has the meaning specified in Section 2.5(b).

“Permitted Encumbrance” means: (a) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented and assets located in such premises, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Requirements of Laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, (e) restrictions on transfer of securities imposed by applicable state and federal securities laws and (f) Encumbrances listed in Section 5.11 of the Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

“Pre-Tax Underwriting Income” has the meaning specified in Section 2.3(c).

“Pre-Tax Underwriting Income Statement” has the meaning specified in Section 2.2(c).

“Proceeding” has the meaning specified in Section 11.4(a).

“Projections” means the preliminary projections prepared by the Seller and delivered to the Buyer on the date hereof, it being understood that, promptly following the date hereof, the Buyer and the Seller shall work in good faith to finalize the preliminary projections, provided that the Pre-Tax Underwriting Income shown in the final projections shall not be less than $20,068,170.

“Purchase Price” has the meaning specified in Section 2.2.

“Qualified Acquisition” means any acquisition by the Buyer or any of its Affiliates (and which is funded by the Buyer or any of its Affiliates) pursuant to which an unaffiliated business is acquired through the acquisition of the equity or assets of the business being acquired, or by merger.

“Recovery Amounts” has the meaning specified in Section 8.7(d).

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, agents and representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Requirements of Law” means all applicable laws, statutes, regulations, rules, codes, by-laws, guidelines, directives, standards, policies, orders, decrees or ordinances and other requirements enacted, adopted, issued or promulgated by any Governmental Body.

“Reinsurance Costs” has the meaning specified in Section 2.3(c).

“Reserve Amount” means, as at a particular time, the aggregate amount of Loss Reserves carried on the books of the Subsidiary.

“Reserve Deficiency” has the meaning specified in Section 8.7(c).

“Reserve Redundancy” has the meaning specified in Section 8.7(b).

“Reserve Valuation Date” has the meaning specified in Section 8.7(a).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, certificates, instruments and documents being or to be executed and delivered by the Seller under this Agreement or in connection with the transactions contemplated hereby.

“Seller Group Member” means the Seller and its Affiliates and their respective successors and assigns.

“Shares” has the meaning specified in the first recital of this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair market value of the property of such Person is greater than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person neither believes nor reasonably should believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.

“Subsidiary” means Bluestone Surety, Ltd., an exempted company incorporated under the laws of the Cayman Islands.

“Subsidiary Financial Statements” means the audited balance sheet and related statements of operations, changes in shareholder’s equity and cash flows in accordance with GAAP as at and for the fiscal years ended December 31, 2010 and 2011.

“Tax” means all federal, state, local, municipal, territorial or foreign or other taxes of the Company and includes all interest, fines and penalties with respect thereto and any liability of the Company for the payment of any as a result of any obligation to indemnify, assume or succeed to the liability of any other Persons or arising as a result of being or ceasing to be a member of an Affiliated Group or being included or required to be included in any Tax Return related thereto or arising under any tax sharing or other Contract with respect thereto.

“Tax Benefit” has the meaning specified in Section 11.6.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any related or supporting schedules, statements or information), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Triggering Event” has the meaning specified in Section 2.2(d).

“Unallocated Loss Adjustment Expenses” has the meaning specified in Section 2.3(c).

“Unresolved Items” has the meaning specified in Section 2.5(b).

“Variance” has the meaning specified in Section 8.7(a).

ARTICLE 2

PURCHASE AND PURCHASE PRICE

2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties made herein by each of the parties hereto, the Seller shall sell the Shares owned by the Seller to the Buyer at the Closing and the Buyer shall purchase and receive the Shares from the Seller, free of all Encumbrances except Permitted Encumbrances.

2.2. Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to the sum of the Closing Payments plus the Deferred Purchase Price, subject to adjustment as provided for herein (as so adjusted, the “Purchase Price”), which shall paid as follows:

(a) Closing Payments. At the Closing, Buyer shall make the following payments aggregating to a total of Fourteen Million and No/100ths Dollars ($14,000,000.00) (collectively, the “Closing Payments”):

(i) Buyer shall pay to the Seller Twelve Million and No/100ths Dollars ($12,000,000.00) by wire transfer of immediately available funds to an account or accounts designated by Seller in advance of the Closing, less an amount equal to the Company Indebtedness;

(ii) Buyer shall satisfy in full the aggregate amount of the Company Indebtedness in accordance with the schedule of Company Indebtedness, which the Company shall deliver to the Buyer not later than two (2) days prior to Closing; and

(iii) Buyer shall deposit Two Million and No/100ths Dollars ($2,000,000.00) (the “Escrow Amount”) into the Escrow Account to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, which such Escrow Amount is being held to fund the obligations of the Seller to indemnify any Buyer Group Member under Section 11.1.

(b) Deferred Purchase Price. The deferred purchase price (the “Deferred Purchase Price”) shall be equal to the sum of (A) an amount, not to exceed Six Million and No/100ths Dollars ($6,000,000.00) (the “Maximum Initial Deferred Payment”), equal to the amount by which Pre-Tax Underwriting Income for the period (the “Earnout Period”) beginning on the Closing Date and extending to and including December 31, 2017, with respect to Bluestone Premium written for the period beginning on the Closing Date and ending on December 31, 2016, exceeds Fourteen Million and No/100ths Dollars ($14,000,000.00), and (B) the Additional Deferred Payment Amount. The Deferred Purchase Price shall be payable in the following separate installments (each of which shall be a “Deferred Purchase Price Payment”):

(i) On or before September 1, 2016, the Buyer shall pay to the Seller an amount equal to forty percent (40%) of the Pre-Tax Underwriting Income for the period beginning on the Closing Date and extending to and including June 30, 2016, as reflected on the Pre-Tax Underwriting Income Statement dated as of June 30, 2016, with respect to Bluestone Premium written for the period beginning on the Closing Date and extending to and including December 31, 2015;

(ii) On or before March 1, 2017, the Buyer shall pay to the Seller an amount equal to the sum of (A) the difference between (1) the Pre-Tax Underwriting Income for the period from the Closing Date to and including December 31, 2016, as reflected on the Pre-Tax Underwriting Income Statement dated as of December 31, 2016, with respect to Bluestone Premium written for the period beginning on the Closing Date and extending to and including December 31, 2015, less (2) the amount paid to Seller in subsection (b)(i) above, plus (B) an amount equal to forty percent (40%) of the Pre-Tax Underwriting Income for the period beginning on January 1, 2016 and extending to and including December 31, 2016, as reflected on the Pre-Tax Underwriting Income Statement dated as of December 31, 2016, with respect to Bluestone Premium written for the period beginning on January 1, 2016 and extending to and including June 30, 2016;

(iii) On or before September 1, 2017, the Buyer shall pay to the Seller an amount equal to the sum of (A) the difference between (1) the Pre-Tax Underwriting Income for the period beginning on January 1, 2016 and extending to and including June 30, 2017, as reflected on the Pre-Tax Underwriting Income Statement dated as of June 30, 2017, with respect to Bluestone Premium written for the period beginning on January 1, 2016 and extending to and including June 30, 2016, less (2) the amount paid to Seller in subsection (b)(ii)(B) above, plus (B) an amount equal to forty percent (40%) of the Pre-Tax Underwriting Income for the period beginning on July 1, 2016 and extending to and including June 30, 2017, as reflected on the Pre-Tax Underwriting Income Statement dated as of June 30, 2017, with respect to Bluestone Premium written for the period beginning on July 1, 2016 and extending to and including December 31, 2016;

(iv) On or before March 1, 2018, the Buyer shall pay to the Seller an amount equal to the difference between (A) the Pre-Tax Underwriting Income for the period beginning on July 1, 2016 and extending to and including December 31, 2017, as reflected on the Pre-Tax Underwriting Income Statement dated as of December 31, 2017, with respect to Bluestone Premium written for the period beginning on July 1, 2016 and extending to and including December 31, 2016 (as adjusted as set forth in subsection (b)(vi) below), less the amount paid to the Seller in subsection (b)(iii)(B) above;

(v) In the event the Pre-Tax Underwriting Income for the period beginning on the Closing Date and extending to and including December 31, 2017, as reflected on the Pre-Tax Underwriting Income Statement dated as of December 31, 2017, with respect to Bluestone Premium written for the period beginning on the Closing Date and extending to and including December 31, 2016 (as adjusted as set forth in subsection (b)(vi) below), exceeds Twenty Million Dollars ($20,000,000.00), then on or before March 1, 2018, the Buyer shall pay to the Seller an amount equal to twenty five percent (25%) of such excess amount (the “Additional Deferred Payment Amount”); and

(vi) For purposes of calculating the Pre-Tax Underwriting Income for the periods referenced in subsections (b)(iv) and (b)(v) above, to the extent there is unearned premium as of December 31, 2017 with respect to Bluestone Premium written on or prior to December 31, 2016, then the Pre-Tax Underwriting Income for such period shall be adjusted by (A) adding thereto the amount of such unearned premium, and (B) subtracting therefrom (1) an estimate of the losses projected to be incurred with respect to such unearned premium based on the loss ratios as of December 31, 2017 applicable to the lines of business that principally comprise such unearned premium, and (2) any costs or expenses directly attributable to such unearned premium (e.g., deferred acquisition costs). Buyer and Seller shall work in good faith to determine the adjustments set forth in this subsection (b)(vi).

(c) Pre-Tax Underwriting Income Statement.

(i) Within forty-five (45) days of the end of each calendar quarter during the Earnout Period, Buyer shall deliver to the Seller a “Pre-Tax Underwriting Income Statement” in substantially the form attached hereto as Exhibit A, reflecting the basis for the calculation of the amount of Pre-Tax Underwriting Income for the periods reflected thereon, with respect to Bluestone Premium written for the period reflected thereon.

(ii) Within a reasonable time following the end of each calendar month during the Earnout Period, the Buyer shall deliver to the Seller such information, including business and financial reports, as may be necessary to inform the Seller of the current results of operations of the Company and provide support for the information set forth on any Pre-Tax Underwriting Income Statement.

(iii) Buyer agrees that it will maintain complete and correct books and records relating to the calculation of the Deferred Purchase Price Payment and the creation of the Pre-Tax Underwriting Income Statement (“Books and Records”). Upon reasonable notice by Seller to the Buyer, the Buyer shall make available to Seller or its Representatives the Books and Records for audit, inspection and reproduction by the Seller or its Representatives. Any audit or review of the Books and Records contemplated hereby shall occur during normal business hours using reasonable care not to cause damage and not to interrupt the normal business operations of the Buyer.

(iv) In the event there is any conflict between the Pre-Tax Underwriting Income Statement and this Agreement, the terms of this Agreement shall control.

(d) Minimum Earnout Payment upon Triggering Events. During the Earnout Period, in the event that (i) the A.M. Best financial strength rating of the Buyer is downgraded to a rating lower than “A-” or a rating of “A-” with a negative outlook (provided that the downgrade is not the direct result of adverse development on Bluestone Premium, as confirmed in writing by A.M. Best), or (ii) any Buyer Change of Control Transaction is consummated (the events described in clauses (i) and (ii) are each a “Triggering Event”), then, on or before July 15, 2017, notwithstanding the amount of Pre-Tax Underwriting Income actually produced during the Earnout Period, Seller shall be entitled to receive aggregate Deferred Purchase Price Payments in a minimum amount equal to the product of (A) the Maximum Initial Deferred Payment times (B) a fraction, the numerator of which is Pre-Tax Underwriting Income as of the end of the most recently completed twelve (12) month period prior to the occurrence of a Triggering Event, and the denominator of which is Pre-Tax Underwriting Income projected to be written as of that time based on the Projections, provided, however, that if a Triggering Event occurs during the initial twenty-four (24) month period following the Closing, the fraction contemplated by this clause (B) shall not be less than 0.5.

2.3. Calculation of Deferred Purchase Price.

(a) All calculations of the Deferred Purchase Price and any Deferred Purchase Price Payments and the preparation of the Pre-Tax Underwriting Income Statement shall be made in accordance with GAAP.

(b) For purposes of this Agreement, Pre-Tax Underwriting Income shall be determined as shown on the form of the Pre-Tax Underwriting Income Statement attached hereto as Exhibit A, and in accordance with the definitions set forth in Section 2.3(c).

(c) For purposes of calculating Pre-Tax Underwriting Income, the following terms have the meaning ascribed to them in this Section 2.3(c):

(i) “Pre-Tax Underwriting Income” means Net Earned Premium, less (A) Acquisition Costs, (B) Net Losses, and (C) Other Underwriting Expenses.

(ii) “Net Earned Premium” means the earned portion of Bluestone Premium, net of Reinsurance Ceded.

(iii) “Bluestone Premium” means the sum of (A) with respect to commercial surety business, the gross written premiums produced by the Bluestone Subproducers and/or underwritten by the Bluestone Underwriters, plus (B) with respect to contract surety business, the gross written premiums underwritten by the Bluestone Underwriters, in each case excluding any gross written premium attributable to a Qualified Acquisition.

(iv) “Reinsurance Ceded” means that portion of Bluestone Premium ceded to reinsurers on an earned basis.

(v) “Bluestone Subproducers” means (A) each existing subproducer of the Company as of the Closing Date, or (B) each subproducer that is appointed after the Closing Date through new agency appointments whereby the agent has been solicited by any of David Pearlstein, Wayne Gutches, Steve Cade, Deborah Nelson, Mike Jankowski, or any other person recruited by these individuals to solicit new agency appointments for the production of Bluestone Premium, or that is known and recognized as having been appointed due to a relationship with any of the individuals listed in this definition.

(vi) “Bluestone Underwriters” means (A) each existing underwriter of the Company as of the Closing Date, or (B) each individual that is hired after the Closing Date by any of David Pearlstein, Wayne Gutches, Steve Cade, Deborah Nelson, Mike Jankowski, or any by other person hired or recruited by these individuals, to underwrite.

(vii) “Acquisition Costs” means the acquisition costs and other costs and expenses directly attributable to the production of Bluestone Premium, including, but not limited to, agents’ commissions and premium taxes. “Acquisition Costs” shall be net of ceding commissions for ceded written premiums.

(viii) “Net Losses” means, with respect to Net Earned Premium, the aggregate of incurred losses (net of salvage and subrogation collected or receivable in accordance with GAAP), Loss Adjustment Expenses and losses which are incurred but not reported, as determined by Buyer’s independent actuary.

(ix) “Loss Adjustment Expenses” means expenses allocable to the investigation, defense and/or settlement of specific claims attributable to Net Earned Premium, (i) including litigation (including, but not limited to, arbitration and mediation) expenses, legal fees, claims adjusting expenses, expert witness expenses, claim investigation expenses specifically allocated to individual claims under bonds placed through any Bluestone Subproducer or underwritten by any Bluestone Underwriter, interest on settlements or judgments and Declaratory Judgment Expenses, and (ii) excluding office expenses and salaries of the employees of the Company, Buyer or any of their Affiliates, corporate overhead allocations or any other expense that is not directly associated with the investigation, defense, and/or settlement of specific claims.

(x) “Declaratory Judgment Expenses” means any and all expenses and costs incurred in connection with coverage questions and legal (including, but not limited to, arbitration and mediation) actions connected thereto, relating directly to a specific claim brought against a bond issued through any Bluestone Subproducer or underwritten by any Bluestone Underwriter in respect of Bluestone Premium.

(xi) “Other Underwriting Expenses” means the underwriting expenses attributable to the production of Bluestone Premium, including (i) all expenses incurred with respect to the production, administration, processing, collection and accounting thereof, (ii) office expenses and salaries of the employees of the Company, Buyer or any of their Affiliates not directly associated with the investigation, defense, and/or settlement of specific claims, (iii) corporate overhead allocations, provided, however, that corporate overhead allocations with respect to Bluestone Premium shall not exceed 3% for the first twelve (12) month period following the Closing, 3.09% for the second twelve (12) month period following the Closing, 3.18% for the third twelve (12) month period following the

Closing, 3.28% for the fourth twelve (12) month period following the Closing, and 3.38% for the fifth twelve (12) month period following the Closing, (iv) the ratable portion of any assessment made against the Buyer by any guarantee fund or similar fund, where such assessment is attributable to the surety business of the Buyer and its Affiliates, determined with respect to the Company in accordance with the percentage of the aggregate total amount of gross written premium attributable to the surety business of the Buyer and its Affiliates represented by Bluestone Premium, and (v) interest at an annual percentage rate equal to the then current average yield on the Buyer’s investment portfolio on any amounts in excess of an aggregate of One Hundred Twenty Five Thousand Dollars ($125,000) outstanding at any time loaned by the Buyer or any of its Affiliates to the Company as may be necessary to cover shortages in cash flow.

2.4. No Integration Costs. For the avoidance of doubt, the Company shall not be liable for and shall not be allocated with any costs or expenses relating to the integration of the Company’s IT infrastructure with the Buyer, including, without limitation, any costs or expenses associated with the integration of telephone systems, or technology/software infrastructure.

2.5. Disputes. If, within thirty (30) days following receipt of a Pre-Tax Underwriting Income Statement, Seller has any dispute with regard to the contents of the Pre-Tax Underwriting Income Statement, Seller shall notify Buyer in writing of such dispute, which notice shall specify in reasonable detail the nature of the dispute, and such dispute shall be resolved in the manner described in this Section 2.5.

(a) During the forty-five (45) day period following the Buyer’s receipt of Seller’s dispute notice, the Buyer and Seller shall attempt to resolve in good faith such dispute and determine a final Pre-Tax Underwriting Income Statement for the applicable period, with any such agreement between the parties being reduced to writing.

(b) If, at the end of the forty-five (45) day period specified in subparagraph (a) above, the Buyer and Seller are unable to reach a written agreement with respect to all or any portion of such dispute (those items that remain in dispute at the end of such period shall be referred to as the “Unresolved Items”), the matter shall be jointly referred to an accounting firm (the “Outside Accountant”) jointly selected by the Buyer and Seller for review and resolution of the Unresolved Items. The Outside Accountant shall be selected within ten (10) days following the expiration of the initial forty-five (45) day period. If the Buyer and Seller are unable to agree as to the Outside Accountant, they shall each designate an accounting firm which has not provided any services for compensation in the last two (2) years to either the Buyer or the Seller and which has experience in the surety business in the United States, and the Outside Accountant shall be selected by lot from those two accounting firms.

(c) In connection with the submission of the Unresolved Items to the Outside Accountant, the Seller shall deliver to the Outside Accountant and the Buyer its proposed

Pre-Tax Underwriting Income Statement as modified to reflect its position with respect to the Unresolved Items being disputed. The Outside Accountant shall determine, based solely on the provisions of this Agreement, the presentations by the Buyer and the Seller (or Representatives thereof), and any information requested by the Outside Accountant of either party, the Unresolved Items. The Outside Accountant’s determination of the Unresolved Items shall be completed within thirty (30) days of the submission of the Unresolved Items. The Outside Accountant’s determination of the Unresolved Items shall be set forth in a written statement delivered to each of the Buyer and the Seller and shall be deemed final and mutually agreed upon by the Buyer and the Seller for purposes of this Agreement; provided, however, that in no case shall the resolution reached by the Outside Accountant be any less favorable to the Seller than reflected on the Buyer’s original Pre-Tax Underwriting Income Statement. All fees and expenses relating to the work performed by the Outside Accountant shall be borne pro rata by the Buyer and the Seller in inverse proportion to the allocation of the dollar amount of the Unresolved Items, in aggregate, between the Buyer and the Seller made by the Outside Accountant such that the party with whom the Outside Accountant, based on the initial position of such party, agrees more closely pays a lesser proportion of the fees and expenses.

ARTICLE 3

CLOSING

3.1. Closing Date. The closing (the “Closing”) shall occur on July 1, 2012 and shall be deemed consummated at 12:01 A.M., Eastern time, on July 1, 2012, or such later date as may be agreed upon by the Buyer and the Seller after the conditions set forth in Articles 9 and 10 have been satisfied or waived, at the offices of Locke Lord LLP, 111 S. Wacker Drive, Chicago, Illinois, 60606, or at such other place or at such other time as shall be agreed upon by the Buyer and the Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the Closing Date.

3.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing the Buyer shall pay the Seller the Cash Purchase Price by wire transfer of immediately available funds to the account designated in writing by the Seller prior to the Closing.

3.3. Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing the Buyer shall deliver to the Seller all the following:

(a) A certificate of good standing of the Buyer issued as of a recent date by the appropriate Governmental Body;

(b) A certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date, in form and substance reasonably satisfactory to Seller certifying that all corporate action on the part of the Buyer necessary to authorize the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby have been duly taken; and

(c) An executed copy of each of the Buyer’s Ancillary Agreements.

3.4. Company Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 10, at Closing the Company shall deliver or cause to be delivered to the Buyer all the following:

(a) A certificate of good standing of the Company issued as of a recent date by the appropriate Governmental Body;

(b) A certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to the Buyer certifying that all corporate action on the part of the Company necessary to authorize the execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby have been duly taken;

(c) An executed copy of each of the Company’s Ancillary Agreements;

(d) All of the corporate books and records of the Company; and

(e) Unless otherwise directed by the Buyer, resignations of all of the directors and officers of the Company of their offices, but not of their employment, effective at the Closing.

3.5. Seller’s Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 10, at Closing the Seller shall deliver or cause to be delivered to the Buyer all the following:

(a) A certificate of good standing of the Seller issued as of a recent date by the appropriate Governmental Body;

(b) A certificate of an authorized agent of the Seller dated the Closing Date, in form and substance reasonably satisfactory to the Buyer certifying that all action on the part of the Seller necessary to authorize the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby have been duly taken;

(c) The certificates representing all of the Shares accompanied by an appropriate stock power duly executed by the Seller; and

(d) An executed copy of each of the Seller’s Ancillary Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule:

4.1. Authorization for Agreement. The Seller’s execution, delivery and performance of this Agreement and any Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby by the Seller have been duly authorized by all necessary actions on the part of Seller.

4.2. Enforceability. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, and any Seller Ancillary Agreement, upon execution and delivery will be a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except for such enforcement referred to in this section that may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity.

4.3. Capital Stock. The Seller owns the Shares identified on Section 5.4(a) of the Disclosure Schedule and does not own any other shares of capital stock of the Company. All of the Shares owned by the Seller are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. The Seller does not have or hold any (i) outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other equity securities of the Company or (ii) any preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any Requirement of Law or any Contract.

4.4. Matters Affecting Shares; Title to Shares. The Seller has full legal and beneficial title to the Shares and has full power to sell and deliver such Shares in accordance with this Agreement, free of any Encumbrances except Permitted Encumbrances. Other than this Agreement, there are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from the Seller at any time, or upon the happening of any event, any of the Shares owned by the Seller.

4.5. No Conflicts. Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Business or any of the assets of the Company under any material Contract that the Seller is a party to; or

(b) require the making by the Seller of any declaration, filing or registration with, any Governmental Body.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule:

5.1. Organization; Qualification; Good Standing.

(a) The Company is (i) validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power to own, lease and operate its properties and assets and to transact the Business as currently transacted and (iii) is duly qualified and authorized to do business and in good standing in all jurisdictions in which ownership of its properties or conduct of the Business requires the Company to be so qualified, except in the case of clause (iii) as would not cause a Material Adverse Effect. Section 5.1(a) of the Disclosure Schedule contains a complete list of all jurisdictions in which the Company is qualified to do business.

(b) The Company has made available to the Buyer true and complete copies of the Company’s articles of incorporation and bylaws.

5.2. Authorization for Agreement. The Company’s execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary corporate action on the part of the Company.

5.3. Enforceability. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements, upon execution and delivery will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except for such enforcement referred to in this section that may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity.

5.4. Capitalization; Subsidiaries and Affiliates.

(a) The Company. The issued and outstanding capital stock of the Company consists of the Shares as set forth in Section 5.4(a) of the Disclosure Schedule, all of which are owned by the Seller. The Company does not have any other authorized and issued class or classes of equity securities of any kind. All of the Shares are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. The Company does not hold any shares of its capital stock in its treasury or otherwise, and no shares of the Company’s capital stock are reserved by the Company for issuance.

(b) Subsidiaries.

(i) The Subsidiary is the only subsidiary of the Company. The Company owns all of the issued and outstanding shares of the Subsidiary. The Subsidiary does not have any other authorized and issued class or classes of equity securities of any kind. All of the shares of the Subsidiary are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. The Subsidiary does not hold any of its shares in its treasury or otherwise, and none of the Subsidiary’s shares is reserved by the Subsidiary for issuance.

(ii) The Subsidiary is (A) validly existing and in good standing under the laws of the jurisdiction of its incorporation, (B) has the corporate power to own, lease and operate its properties and assets and to transact its business and (C) is duly qualified and authorized to do business and in good standing in all jurisdictions in which ownership of its properties or conduct of its business requires the Subsidiary to be so qualified, except in the case of clause (C) as would not cause a Material Adverse Effect. Section 5.4(b)(ii) of the Disclosure Schedule contains a complete list of all jurisdictions in which the Subsidiary is qualified to do business.

(iii) Section 5.4(b)(iii) of the Disclosure Schedule sets forth a list of all Licenses currently issued to or used by the Subsidiary in connection with its reinsurance business. Each such License is valid, binding and in full force and effect and, to the Company’s Knowledge, the Company has complied with all material requirements of and is not in material default under any such License and has not received written notice that it is in violation of any of the terms or conditions of such License. Such Licenses constitute all Licenses necessary for the Subsidiary to conduct its business substantially in the manner as currently conducted. To the Company’s Knowledge, no loss or suspension of any License nor any proceeding or investigation which could result in such a loss or suspension, is pending or threatened.

(c) No Other Securities. There are (i) no outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company or the Subsidiary is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other equity securities of the Company or the Subsidiary and (ii) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock or other equity securities of the Company or the Subsidiary pursuant to any Requirement of Law or any Contract.

5.5. Matters Affecting Shares. Other than this Agreement, there are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from the Company at any time, or upon the happening of any event, any additional shares of capital stock of the Company.

5.6. No Conflicts. Except as set forth in Section 5.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Business or any of the assets of the Company under (i) the articles of incorporation or bylaws of the Company, (ii) any Contract set forth in Section 5.13 of the Disclosure Schedule or License set forth in Section 5.10 of the Disclosure Schedule, (iii) any Court Order to which the Company is subject or by which the Company is bound, or (iv) any Requirements of Law affecting or applicable to the Company, in each case which would cause a Material Adverse Effect, or

(b) require the making by the Company or any of its Affiliates of any declaration, filing or registration with, any Governmental Body.

5.7. Financial Statements.

(a) The Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby in accordance with GAAP.

(b) The Subsidiary Financial Statements present fairly in all material respects the financial position of the Subsidiary and its financial performance and its cash flows as at their respective dates and for the respective periods covered thereby in accordance with GAAP.

5.8. Other Liabilities. Except as set forth in Section 5.8 of the Disclosure Schedule, as of the date of this Agreement, there is no liability of the Company required to be disclosed in a balance sheet prepared in accordance with GAAP which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date.

5.9. Taxes. Each of the Company and the Subsidiary has timely filed all material Tax Returns which are required to be filed by it with respect to the conduct of the Business and has timely paid all Taxes shown as due and owing on such Tax Returns. Each such Tax Return was true, correct and complete in all material respects and the Company has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including Sections 1441 and 1442 of the Code) and has withheld from employee wages and paid over, in a timely manner, to the proper authorities all amounts required to be so withheld and paid over under applicable Requirements of Law. Except as set forth in Section 5.9 of the Disclosure Schedule, the Company is not a party to any Contract providing for the allocation or sharing of Taxes and all such Contracts will be terminated prior to or at Closing such that the Company will have no liabilities or obligations under such Contracts after Closing.

5.10. Licenses. Section 5.10 of the Disclosure Schedule sets forth a list of all Licenses currently issued to or used by the Company and all Licenses currently issued to an employee of the Company, in each case in connection with the Business. The items listed in Section 5.10 of the Disclosure Schedule collectively constitute all material Licenses which are necessary to own or lease, operate and use the assets of the Company and to carry on and conduct the Business substantially in the manner as currently conducted. Each License identified in Section 5.10 of the Disclosure Schedule is valid, binding and in full force and effect and, to the Company’s Knowledge, the Company has complied with all material requirements of and is not in material default under any such License and has not received written notice that it is in violation of any of the terms or conditions of such License. To the Company’s Knowledge, no loss or suspension of any License nor any proceeding or investigation which could result in such a loss or suspension, is pending or threatened.

5.11. Tangible Personal Property. The Company is in possession of and has good title to, free and clear of Encumbrances other than Permitted Encumbrances, or has valid leasehold interests in or valid rights under Contract to use, all the tangible personal property used by the Company in the conduct of the Business, which includes all tangible personal property reflected on the Balance Sheet and tangible personal property acquired since the date of the Balance Sheet, other than tangible personal property disposed of since such date in the ordinary course of the Business. Such tangible personal property constitutes all tangible personal property necessary to carry on and conduct the Business substantially in the manner as currently conducted.

5.12. Intellectual Property. Section 5.12 of the Disclosure Schedule sets forth all of the following that are owned by the Company: (i) patents and patent applications; (ii) registered trademarks and applications to register trademarks and Internet domain names; and (iii)

registered copyrights. The Company owns all of its owned Intellectual Property, free and clear of Encumbrances except for Permitted Encumbrances. The Company’s Intellectual Property constitutes all Intellectual Property necessary to conduct and carry on the Business substantially in the manner as currently conducted. The Company has no Knowledge of any infringement or misappropriation by Company of any third party’s Intellectual Property and the Company has no Knowledge of any infringement or misappropriation by any third party of the Company’s Intellectual Property.

5.13. Contracts. Section 5.13 of the Disclosure Schedule contains a true and complete list of all of the following Contracts to which the Company or the Subsidiary is a party (true and complete copies or, if none, reasonable complete and accurate summary written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Buyer):

(a) All Contracts (excluding Benefit Plans) for employment or consultation services for a specified or unspecified term; and all binding commitments, promises, creating an obligation of the Seller to make payments to any Company Employee, other than with respect to salary in the ordinary course of business;

(b) All Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Company to compete with any Person;

(c) All Contracts establishing or relating to a partnership or joint venture;

(d) All Contracts relating to the future disposition or acquisition of any assets for more than $25,000;

(e) All collective bargaining or similar labor Contracts covering any employee of the Company or the Business;

(f) All Contracts relating to the licensing of Intellectual Property by the Company to a third party or by a third party to the Company other than contracts or licenses for commercially available, shrink-wrapped software;

(g) All material Contracts with any Affiliates;

(h) All leases or subleases of real property and of tangible personal property for which the annual rent exceeds $25,000;

(i) All Contracts that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Seller of more than $25,000 and cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to Seller;

(j) All Contracts with any insurance brokers, agents or sales representatives;

(k) All reinsurance agreements to which the Subsidiary is a party; and

(1) Any other material Contracts entered into outside the ordinary course of the Business or otherwise material to the operation of the Business.

Except as disclosed in Section 5.13 of the Disclosure Schedule, neither the Company, the Subsidiary nor, to the Company’s Knowledge, any other party to such Contracts is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), except where such violation, breach or default would not have a Material Adverse Effect.

5.14. Employees.

(a) A true and correct statement of the names, length of service, current rates of base compensation and amounts of (or, where no amount is specified, the formula for computing) supplemental or bonus compensation, and accrued vacation and sick days of all current employees of the Company (the “Company Employees”) is set forth in Section 5.14 of the Disclosure Schedule. Except as set forth in either Section 5.14 or 5.15 of the Disclosure Schedule, (i) the Company has no material obligation (including an obligation for the payment of any fee, extraordinary bonus, or “golden parachute” based upon the successful completion of the transactions contemplated hereby) under any employment contract, consulting agreement, or any other similar agreements, employment policies (including vacation and severance pay policies) or retirement or employee benefits plans, arrangements or understandings, written or otherwise, with any Company Employee and (ii) since the Balance Sheet Date, the Company has not paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other compensation or remuneration of any Company Employees except in the ordinary course of business or as described in Section 5.14 of the Disclosure Schedule.

(b) No Company Employee is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and the Company is not party to and does not have any obligation under any collective bargaining agreement or other labor union contract, memorandum of agreement or side agreement with any labor union or organization, or any obligation to recognize or deal with any labor union or organization, and there are no such contracts, memoranda of agreement or side agreements pertaining to or which determine the terms or conditions of employment of any such employee. To the Company’s Knowledge, there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any Company Employees.

5.15. Benefit Plans. Section 5.15 of the Disclosure Schedule contains a true and complete list of all Benefit Plans covering Company Employees, and copies of all such written Benefit Plans have been made available to the Buyer. With respect to all Benefit Plans listed in

Section 5.15 of the Disclosure Schedule and except as disclosed in Section 5.15 of the Disclosure Schedule:

(a) Each such Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with its terms and all Requirements of Laws, including requirements of ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code;

(b) No such Benefit Plan is a “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA;

(c) No liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to (i) any Benefit Plan or (ii) any other plan currently or heretofore maintained or contributed to by the Company, any predecessor to the Company, or any ERISA Affiliate;

(d) The Company has not incurred any material liability for any Tax imposed under sections 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA;

(e) No such Benefit Plan provides or has ever provided health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code or similar state laws;

(f) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

(g) The Company has complied in all material respects with the health care continuation requirements of Section 601, et. seq., of ERISA; and

(h) No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any Benefit Plan.

5.16. Absence of Certain Changes. Except as disclosed in Section 5.16 of the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted the Business only in the ordinary course, and the Company has not:

(a) Made or granted any bonus or any increase in the salary, wages or other compensation or incentive arrangements with any Company Employee or made any other change in employment terms for any such Person or adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan, other than in the ordinary course or as required under applicable law;

(b) Created, incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary course;

(c) Suffered any loss or any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $25,000;

(d) Conducted its management practices (including, without limitation, any pricing, underwriting, investment, accounting and financial reporting, collection of receivables, credit practices, payment of payables, allowance or Tax practice or policy of the Company, or any method of calculating any contingency or other reserve for accounting, financial reporting or Tax purposes) other than in the ordinary course;

(e) Failed to pay its payables in a timely manner and consistent with past practices;

(f) Acquired or disposed of any material assets or properties other than in the ordinary course of business, or mortgaged, pledged or subjected them to any Encumbrance except for Permitted Encumbrances, or canceled without fair consideration any material debts or claims owing to or held by it;

(g) Made any commitments for additions to property, plant or equipment constituting capital assets in an amount greater than $25,000;

(h) Made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person, in an amount greater than $25,000, or taken any steps to incorporate or form any subsidiary;

(i) Made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any Affiliates, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to any employees for business expense or incurred in the ordinary course of business;

(j) Entered into any other material transaction outside the ordinary course of business; or

(k) Entered into an agreement to do or engaged in any of the foregoing after the date hereof.

5.17. Environmental Matters. Except as disclosed in Section 5.17 of the Disclosure Schedule,: (a) to the Company’s Knowledge, all equipment and facilities owned, leased, used or operated by the Company, have been, and continue to be, owned, leased, used and operated in compliance in all material respects with Environmental Laws; and (b) the Company has not treated, or disposed of, or arranged for the disposal or treatment of, any Hazardous Substance at any site or location except in compliance in all material respects with Environmental Laws.

5.18. Real Property. Section 5.18 of the Disclosure Schedule identifies all real property owned or leased by the Company and such real property constitutes all real property necessary to carry on and conduct the Business substantially in the manner as currently conducted.

5.19. No Default, Violation or Litigation. As of the date of this Agreement, except as disclosed in Section 5.19 of the Disclosure Schedule, each of the Company and the Subsidiary has operated its business in compliance with all Requirements of Law, except for violations or non-compliances which would not have a Material Adverse Effect, and, to the Company’s Knowledge, neither the Company, the Subsidiary nor any Affiliate has received any written notice of claimed noncompliance. As of the date of this Agreement, except as disclosed in Section 5.19 of the Disclosure Schedule, (i) there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against or involving the Company or the Subsidiary, or against or involving any of the assets of the Company or to which the Company or its assets may be bound or affected, at law or in equity, which if determined adversely would have a Material Adverse Effect, and (ii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company.

5.20. Transactions with Affiliates. Except as set forth in Section 5.20 of the Disclosure Schedule and pursuant to Contracts and Benefit Plans listed in the Disclosure Schedule, (i) no officer, director, employee or Affiliate of the Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such Person, except for services provided on an arms-length basis at fair market rates.

5.21. Insurance. Section 5.21 of the Disclosure Schedule identifies all the Company’s insurance policies now in force covering the Company’s assets or operations, and such list states the type of policy, the policy number, the limits of coverage, the carrier, the annual premium and the expiration date. Except as set forth in Section 5.21 of the Disclosure Schedule, (i) the premiums due on such insurance policies have been timely paid; (ii) none of such insurance policies permit retroactive premium adjustments against the Company; (iii) to the Company’s Knowledge, no notice of cancellation or termination of any such insurance policy has been given to the Company by any carrier; (iv) the Company has not had any application for insurance coverage rejected since December 31, 2009; and (v) no coverage will terminate or be limited by reason of the execution, delivery or performance of this Agreement. Except as set forth in Section 5.21 of the Disclosure Schedule, there has been no reservation of rights by any insurance carrier, and to the Company’s Knowledge, no such reservation is threatened, concerning the insurance coverage of the Company with respect to any pending insurance claims.

5.22. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Buyer without the intervention of any Person on behalf of the Seller in such manner as to give rise to any claim by any Person against the Buyer or the Company for a finder’s fee, brokerage commission or similar payment, except for services provided by FBR Capital Markets & Co. All fees and expenses of FBR Capital Markets & Co. shall be paid by the Seller.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller and agrees as follows:

6.1. Organization of the Buyer. The Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation.

6.2. Authority of the Buyer. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Buyer Ancillary Agreements and to enter into the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby by the Buyer have been duly authorized and approved by its board of directors and do not require any further authorization or consent of the Buyer.

6.3. Enforceability. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, and each of the Buyer Ancillary Agreements, upon execution and delivery will be a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except for such enforcement referred to in this section that may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity.

6.4. No Conflicts. Neither the execution and delivery of this Agreement or the Buyer Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the articles of incorporation or bylaws of the Buyer, (ii) any material Contract or material License of the Buyer, (iii) any Court Order to which the Buyer is a party or by which the Buyer is bound, or (iv) any Requirements of Laws affecting the Buyer; or

(b) require the approval, consent, authorization or act of, or the making by the Buyer of any declaration, filing or registration with, any Person.

6.5. Financing. The Buyer has and shall have at the Closing sufficient cash to pay the full consideration payable to the Seller hereunder, to make all other necessary payments by it in connection with the transactions contemplated hereby and to pay all of its related fees and expenses.

6.6. Investment Representation. The Buyer is acquiring the Shares for investment and for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of all or any part thereof in violation of any securities laws.

6.7. Solvency. The Buyer and the Company after giving effect to the transactions contemplated by this Agreement, will each be Solvent.

6.8. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Seller without the intervention of any Person on behalf of the Buyer in such manner as to give rise to any claim by any Person against the Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE 7

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1. Notice. Each party shall promptly notify the other of any Legal Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. From the date hereof until the Closing Date, the Company shall disclose to the Buyer in writing (in the form of an updated Disclosure Schedule) any material variances from the representations and warranties contained in Article 5 and any other fact or event that would cause or constitute a breach in the covenants in this Agreement made by the Company, promptly upon discovery thereof. Such disclosures shall amend and supplement the Disclosure Schedule delivered on the date hereof and otherwise amend or modify the representations and warranties contained in Article 5.

7.2. Consents of Third Parties; Governmental Approvals.

(a) The Company will use commercially reasonable efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the Buyer, from any party to any Contract required to be obtained as a result of the sale of the Shares to the Buyer, or to otherwise satisfy the conditions set forth in Section 9.6.

(b) The Buyer will use commercially reasonable efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the Seller and the Company, from any Person to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 10.5.

7.3. Investigation by the Buyer. The Company will (i) provide the Buyer and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the officers, employees and agents of the Company, to the Company’s accountants and other consultants and advisors and to the assets of the Company, and (ii) furnish the Buyer and such other Persons with all such information and data (including, without limitation, copies of Contracts and Licenses and other books and records) as the Buyer or any of such other Persons reasonably may reasonably request in connection with such investigation.

7.4. Operations Prior to the Closing Date. From the date hereof until the Closing, the Company shall operate and carry on the Business only in the ordinary course. Without limiting the generality of the foregoing, the Company will:

(a)(i) use commercially reasonable efforts to preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Company Employees, (iii) use commercially reasonable efforts to maintain the good will of customers and other Persons with whom the Company does business or provides services or with whom the Company otherwise has significant business relationships, (iv) continue all current sales, marketing and promotional activities in the ordinary course and (v) continue capital expenditures and maintenance in the ordinary course;

(b)(i) maintain its books and records in the usual, regular and ordinary manner (ii) not permit any material change in the management practices of the Business (including any pricing, investment, accounting, financial reporting, or Tax practice or policy) and (iii) not change in any material way the manner of determining or the amounts paid or payable by the Company to any Affiliates of Seller; and

(c) promptly following receipt thereof to give the Buyer copies of any notice received from any Governmental Body or other Person alleging any violation of any law or regulation.

7.5. Employee Matters. Other than in the ordinary course, the Company will refrain from directly or indirectly:

(a) Making any material increase in the salary, wages or other compensation of any Company Employee; or

(b) Adopting, entering into, amending, modifying or terminating (partially or completely) any Benefit Plan, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option that the Seller believes is commercially reasonable.

7.6. Certain Restrictions. Except as specifically provided for in this Agreement, the Company will not directly or indirectly:

(a) Create, incur, assume or guarantee any indebtedness in excess of $100,000;

(b) Conduct the management practices of the Company (including, without limitation any pricing, investment, accounting, and financial reporting, policies, collection of receivables, credit practices, payment of payables, allowance or Tax practice or policy of the Company or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes) other than in the ordinary course;

(c) Fail to pay any payables in a timely manner outside the ordinary course;

(d) Acquire or dispose of any assets or properties other than in the ordinary course of business, or mortgage, pledge or subject them to any Encumbrance except for Permitted Encumbrances, or cancel without fair consideration any material debts or claims owing to or held by it;

(e) Make any capital expenditures or commitments in excess of $25,000 for additions to property or equipment constituting capital assets;

(f) Make any capital investment in, any loan to, or any acquisition of the securities or material assets of any other Person or take any steps to incorporate any subsidiary, outside the ordinary course;

(g) Make any loans or advances to, or guarantees for the benefit of, or enter into any transaction or agreement with any Affiliate, Company Employee, officer or director, except for (x) the transactions contemplated by this Agreement or the other agreements being executed and delivered at the Closing pursuant to the terms hereof, and (y) advances and other employee arrangements in the ordinary course of business;

(h)(A) Enter into any Contract (1) out of the ordinary course of business or (2) restricting in any respect the conduct of the Business as presently conducted, (B) make any loans (other than advances for travel and business expenses incurred in the ordinary course of business), (C) make any material distributions of property, or (D) settle or compromise any material litigation; or

(i) Enter into any transaction or Contract except on an arm’s-length basis in the ordinary course of the Business.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1. Employee Matters.

(a) The Buyer shall, effective upon the Closing, make or cause the Company to make, offers of at-will employment to all of the current employees of the Company listed on Section 5.14 of the Disclosure Schedule and not a party to an Employment Agreement (collectively, the “Business Employees”). Each such offer of employment shall be (i) for a position with substantially similar job responsibilities as held by such employee immediately prior to the Closing, (ii) at not less than the same wages and salaries (including bonuses or similar compensation) as were paid to such Business Employee immediately prior to the Closing, and (iii) beginning with the benefit plan open enrollment period of the Buyer commencing on August 1, 2012, with employee benefits that are substantially similar to the benefits provided to the Buyer’s existing employees as of the date hereof and as summarized on Exhibit B attached hereto. The Buyer shall, and shall cause the Company or any other Affiliate of Buyer to, take all such actions as are or shall be reasonably necessary to ensure that the Business Employee’s past service with the Company shall be considered as service with the Buyer or its Affiliates for vesting or eligibility purposes under any Benefit Plan maintained by Buyer or any of its Affiliates in which the Business Employees would be entitled to participate.

(b) Following the Closing Date, the Buyer shall, or shall cause the Company to, continue to employ and maintain the Business Employees in the manner set forth in paragraph (a) above, provided, however, that none of the Buyer, the Company nor any other Affiliate of the Buyer shall be prohibited from imposing on the Business Employees the same standards of conduct and performance applicable to the Buyer’s existing employees and taking action in the normal course (including termination) as shall be consistent with such standards.

(c) On the first (1st) anniversary of the Closing Date, the Company shall make, or shall cause to be made, stay bonus payments in an amount equal to Five Thousand and No/100ths Dollars ($5,000) to each Business Employee then employed by the Buyer, the Company or any other Affiliate of the Buyer.

(d) Concurrent with the Closing, the Company shall make a lump sum payment to each of the Business Employees and the Management Employees equal to the amount of the accrued but unused vacation time of each such employee as of the Closing Date.

8.2. Transfer Taxes. Any real property transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax incurred as a result of the transactions contemplated by this Agreement, and any penalties or interest with respect to such Taxes shall be paid by the Buyer. The Seller and the Buyer agree to cooperate with respect to the filing of any returns with respect to such Taxes, including promptly supplying any information in their possession reasonably necessary to complete such returns. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

8.3. Cooperation. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.4. Disclosure Generally. All exhibits and schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the exhibits or schedules shall be deemed to refer to this entire Agreement, including all exhibits and schedules. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

8.5. Acknowledgment by the Buyer. The Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller and the Company expressly and specifically set forth in this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLER AND THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY

DISCLAIMED BY THE SELLER AND THE COMPANY. No claim shall be brought or maintained by the Company or the Buyer or their respective successors or permitted assigns (and the Buyer agrees that it shall not cause or permit the Company to bring any such claim) against any officer, director or employee (present or former) of the Company or against the Seller or their respective Affiliates, and no recourse shall be sought or granted against any of them, based upon any alleged actions or inactions occurring prior to the Closing, except to the extent based upon the breach of any of the representations, warranties or covenants of such party set forth or contained in, this Agreement or any certificate delivered hereunder.

8.6. Retention of Records and Post Closing Access. For a period of at least seven (7) years after the Closing, the Buyer shall, or shall cause the Company to, maintain all books and records maintained by the Company prior to the Closing and shall not destroy any of them without first offering the Seller the opportunity to take possession thereof. The Buyer shall permit and shall cause the Company to permit, the Seller and its representatives and agents reasonable access to all such books and records of the Company for the purpose of obtaining information relating to periods on or prior to the Closing Date, upon reasonable notice by the Seller and on terms not disruptive to the business, operation or employees of the Company, to assist the Seller in (i) completing any regulatory filings or financial statements required to be made by the Seller after the Closing Date, (ii) defending any litigation or other claim or dispute, (iii) complying with requests made by any Governmental Body or (iv) for any other reasonable business purpose. All costs and expenses of the Seller resulting from access to and use of such books and records, including legal and accounting services, shall be the responsibility of and borne solely by the Seller.

8.7. Reserves.

(a) Calculation of Loss Reserve Variance. Not later than thirty (30) days prior to the seventeen (17) month anniversary of the Closing Date, the Buyer and the Seller shall jointly engage an independent actuarial firm which shall be mutually acceptable to both the Buyer and the Seller and which has not, within the two (2) years preceding such engagement, provided any services for compensation to either the Buyer or the Seller (the “Independent Actuary”). The Independent Actuary shall determine with respect to the Subsidiary its best estimate amount of Loss Reserves which, in the opinion of the Independent Actuary reached in accordance with Generally Accepted Actuarial Principles and Methodologies, are adequate for the business of the Subsidiary as at the seventeenth (17) month anniversary of the Closing Date (the “Initial Best Estimate”) provided that the Company shall provide all information reasonably requested by the Independent Actuary on a timely basis. Not later than the twenty-seventh (27th) day of the eighteenth (18th) month following the Closing, the Independent Actuary shall deliver to the Buyer and the Seller a revised calculation of the Initial Best Estimate made as at the twenty-first (21st) day of such month (the “Reserve Valuation Date”) taking into account developments occurring since the calculation of the Initial Best Estimate (such amount, the “Actuary’s Final Best Estimate”) The Independent Actuary shall compare the Actuary’s Final Best Estimate to the Reserve Amount as at the Reserve Valuation

Date (the “Carried Reserves”). The Independent Actuary shall determine the variance between the Carried Reserves and the Actuary’s Final Best Estimate (the “Variance”) by subtracting the Actuary’s Final Best Estimate from the Carried Reserves.

(b) Reserve Redundancy. If the Variance is a positive number (i.e., the Carried Reserves exceed the Actuary’s Final Best Estimate), the Seller shall be entitled to be indemnified for fifty percent (50%) of such Variance as provided for in Article 11 (a “Reserve Redundancy”).

(c) Reserve Deficiency. If the Variance is a negative number (i.e., the Carried Reserves are less than the Actuary’s Final Best Estimate) (a “Reserve Deficiency”), the Buyer shall be entitled to be indemnified therefor pursuant to Article 11.

(d) Salvage and Subrogation. From and after the Closing, the Buyer shall be obligated to take commercially reasonable efforts to make salvage efforts and/or obtain subrogation recoveries with respect to losses paid or payable by the Subsidiary. Any amounts collected or receivable in accordance with GAAP from such salvage and/or subrogation efforts are referred to as “Recovery Amounts”. Any Recovery Amounts collected or receivable in accordance with GAAP during the period from the Closing Date and extending to and including the Reserve Valuation Date shall be credited to the Carried Reserves. Any Recovery Amounts collected or receivable in accordance with GAAP after the Reserve Valuation Date shall be allocated as follows:

(i) In the event that the Independent Actuary determines the existence of a Reserve Redundancy, Buyer shall be entitled to retain fifty percent (50%) of the Recovery Amounts received after the Reserve Valuation Date and shall pay as promptly as practicable, but in no event later than twenty (20) days, to the Seller the remaining fifty-percent (50%) of such Recovery Amounts; and

(ii) In the event that the Independent Actuary determines the existence of a Reserve Deficiency, the Buyer shall pay as promptly as practicable, but in no event later than twenty (20) days, to the Seller one hundred percent (100%) of the Recovery Amounts received after the Reserve Valuation Date, until such amounts paid under this subparagraph (d)(ii) equal the amount of the Reserve Deficiency, and thereafter, any further Recovery Amounts shall be allocated in the manner provided for above in subparagraph (d)(i).

8.8. Certain Covenants of the Buyer. During the Earnout Period, the Buyer shall: (i) cause costs and expenses of it and its Affiliates that are allocated to the Company to be allocated to the Company in good faith; on a basis consistent with the allocation of such costs among it and its other Affiliates, including, where such costs and expenses relate to the surety business in particular, consistent with the allocation of costs among its Affiliates other than the Company engaged in the surety business; in compliance with applicable law and regulation; and in accordance with GAAP; and (ii) conduct its operations and those of its Affiliates (including the Company) in a good faith manner so as not to impair the Seller’s right to receive any amount of the Deferred Purchase Price to which it is entitled hereunder.

8.9. Delivery of Quarterly and Interim Financial Statements. The Seller agrees to deliver to the Buyer as promptly as practicable following their completion, but not later than 45 days from March 31, 2012 in the case of (i) below and not later than 15 days from May 31, 2012, in the case of (ii) below: (i) the unaudited quarterly balance sheet of the Company dated as of March 31, 2012, and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarter then ended, prepared in accordance with GAAP; and (ii) the unaudited balance sheet of the Company dated as of May 31, 2012, and the related unaudited statements of operations, stockholders’ equity and cash flows for the five month period then ended, prepared in accordance with GAAP.

8.10. Reinsurance. During the Earnout Period, Buyer shall not, and shall not permit any of its Affiliates, to make any material change to Buyer’s or any of Buyer’s Affiliates’ reinsurance program (including, without limitation, ceding percentages and ceding commissions) with respect to the Bluestone Premium, other than changes that directly relate to changes in the risk profile of the Bluestone Premium.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of the Buyer under this Agreement shall, at the option of the Buyer, be subject to the satisfaction, of the following conditions:

9.1. Representations and Warranties. Each of the representations and warranties made by the Seller and the Company in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representation or warranty to be true and correct would not have a Material Adverse Effect.

9.2. Performance. The Seller and the Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller and the Company at or before the Closing.

9.3. Closing Certificates. The Company shall have delivered to the Buyer a certificate, dated the Closing Date certifying to the Company’s fulfillment of the conditions in Sections 9.1 and 9.2 hereof and the Seller shall have delivered to the Buyer a certificate, dated the Closing Date certifying to the Seller’s fulfillment of the conditions in Section 9.1 and 9.2 hereof.

9.4. Orders and Laws. There shall not be in effect on the Closing Date any Court Order, law or regulation restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.5. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit the Buyer, the Seller and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

9.6. Third Party Consents. All consents required to be obtained by the Seller or the Company for the consummation of the transaction provided for in this Agreement where the failure to obtain such consent will have a Material Adverse Effect (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

9.7. Deliveries. The Company and the Seller shall have delivered to the Buyer the Seller Ancillary Agreements and the Company Ancillary Agreements and all other documents and agreements to be delivered by the Seller and the Company pursuant to this Agreement at or prior to Closing.

9.8. No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement shall, at the option of the Seller, be subject to the satisfaction, of the following conditions:

10.1. Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

10.2. Performance. The Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

10.3. Closing Certificate. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date certifying to the Buyer’s fulfillment of the conditions in Sections 10.1 and 10.2 hereof.

10.4. Orders and Laws. There shall not be in effect on the Closing Date any Court Order, law or regulation restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

10.5. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit the Buyer, the Seller and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

10.6. Third Party Consents. All consents required to be obtained by the Buyer for the consummation of the transaction provided for in this Agreement (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Seller, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

10.7. Deliveries. The Buyer shall have delivered to the Seller the Buyer Ancillary Agreements and all other documents and agreements to be delivered by the Buyer at or prior to Closing.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnification by the Seller. The Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(a) any breach by the Seller of any of the Seller’s covenants or agreements in this Agreement;

(b) any breach by the Company of any of the Company’s covenants or agreements in this Agreement;

(c) any failure by the Seller to perform any of the Seller’s obligations in this Agreement;

(d) any failure by the Company to perform any of the Company’s obligations in this Agreement;

(e) any breach of any warranty or the inaccuracy of any representation made by the Seller or the Company and contained in this Agreement or in any certificate delivered by or on behalf of the Seller or the Company pursuant hereto; and

(f) any Reserve Deficiency in the Subsidiary’s Carried Reserves at the Reserve Valuation Date as provided for in Section 8.7(c).

11.2. Indemnification by the Buyer. The Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(a) any breach by the Buyer of any of its covenants or agreements in this Agreement;

(b) any failure by the Buyer to perform any of the Buyer’s obligations in this Agreement;

(c) any breach of any warranty or the inaccuracy of any representation made by the Buyer and contained in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant hereto;

(d) any claim or suit brought against any Seller Group Member at any time after the Closing relating to actions taken by the Buyer or the Company after the Closing other than (i) any claim or action by the Buyer pursuant to Section 11.1 or (ii) any claim or action to the extent that the Seller is, or would be, obligated to indemnify the Buyer under Section 11.1; and

(e) any Reserve Redundancy in the Subsidiary’s Carried Reserves at the Reserve Valuation Date as provided for in Section 8.7(c) or any payment provided for in Section 8.7(d).

11.3. Limitations on Indemnification.

(a) The Buyer shall not be entitled to seek indemnification pursuant to this Agreement or otherwise, unless the Loss or Expense, together with all other such Losses and Expenses exceeds Two Hundred Thousand and No/100ths Dollars (the “Threshold”). Once the Threshold has been exceeded, the Buyer shall be entitled to indemnification pursuant to this Agreement for the entire amount of such Losses and Expenses in excess of the Threshold, subject to the limitations of Section 11.3(b) below.

(b) The Seller’s aggregate liability for Losses, Expenses and any Reserve Deficiency shall not exceed Two Million and No/100ths Dollars ($2,000,000.00);

provided, however, that Seller’s obligations for any Losses and Expenses related to (i) a breach of the representation in Section 4.1 (‘Authorization’), Section 4.3 (Capital Stock) and in Section 5.9 (Taxes), or (ii) arising from fraud by the Seller, shall be unlimited.

(c) A claim for indemnification for breach of any representation, warranty or covenant in this Agreement may be made only during the period that such representation, warranty or covenant survives as provided in Section 13.1.

(d) Any amounts then remaining in the Escrow Account shall be paid to the Seller on the eighteen (18) month anniversary of the Closing (the “Escrow Release Date”)

11.4. Indemnification Procedures.

(a) Except as provided in Section 11.4(e) and (f) any Person making a claim for indemnification pursuant to Article 11 (an “Indemnified Party”) must give the Person from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim describing such claim in reasonable detail and the nature and amount of such Losses and the basis upon which such indemnification is being sought (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Governmental Body or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations to indemnify, except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

(b) With respect to the defense of any Proceeding against or involving an Indemnified Party, at its option an Indemnifying Party may assume control of such defense and appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and the Indemnified Party will use it commercially reasonable efforts to cooperate and assist the Indemnifying Party.

(c) The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that, if the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, the Indemnifying Party shall bear the cost of such separate counsel, but in no event shall the Indemnifying Party bear the cost of more than one such separate counsel.

(d) The Indemnifying Party will not (i) enter into any settlement of any claim or Proceeding that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or (ii) cease to defend any claim or Proceeding which such party is defending in accordance with the provisions of this Article 11 without first obtaining the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

(e) On the Escrow Release Date, any Reserve Deficiency shall be paid to the Buyer from the Escrow Account to the extent that funds remain in the Escrow Account.

(f) On the Escrow Release Date, the Buyer shall pay to the Seller 50% of any Reserve Redundancy.

11.5. Treatment of Indemnification Payments. Amounts paid to or on behalf of the Buyer or the Seller as indemnification hereunder shall be treated as adjustments to the Cash Purchase Price.

11.6. Determination of Loss Amount. The amount of any Loss subject to indemnification under Sections 11.1 and 11.2 shall be calculated net of (i) any Tax Benefit inuring to the Indemnified Party on account of such Loss, (ii) any insurance proceeds received by the Indemnified Party on account of such Loss and (iii) any accrual with respect thereto on the Financial Statements or the Balance Sheet. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party.

11.7. Remedies. After the Closing, Sections 11.1 and 11.2 shall constitute the parties’ sole and exclusive remedy for any and all Losses, Expenses or other claims for monetary damages relating to or arising from this Agreement and the transactions contemplated hereby including, without limitation, with respect to any breach of any representation, warranty or covenant contained in this Agreement. The parties may not seek to avoid the various limitations on liability set forth in this Article 11 by seeking damages for tort or pursuant to any other theory of liability. This section shall in no way (i) limit the parties’ right to seek any equitable remedy which does not seek monetary damages, including temporary restraining orders, injunctions and specific performance or (ii) limit the parties, rights under the Ancillary Agreements.

ARTICLE 12

TERMINATION

12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of all the parties hereto;

(b) by any party hereto if the Closing shall not have occurred on or before September 30, 2012 (or such later date as may be mutually agreed to by the Buyer and the Seller); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by the Buyer (provided that the Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event of any breach by the Seller of any of its agreements, representations, or warranties contained herein which breach would result in the failure to satisfy any condition set forth in Sections 9.1, 9.2 and 9.8, and such breach shall be incapable of being cured or the Seller shall have failed to cure such breach within thirty (30) days after receipt of written notice from the Buyer requesting such breach to be cured; or

(d) by the Seller (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event of any material breach by the Buyer of any of its agreements, representations, or warranties contained herein which breach would result in the failure to satisfy any condition set forth in Sections 10.1 and 10.2, and such breach shall be incapable of being cured or the Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice from the Seller requesting such breach to be cured.

12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 12, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, except that the provisions with respect to this Section 12.3 and Article 13 and the Confidentiality Agreement shall continue to apply following any such termination. Nothing herein shall relieve any party from liability for its breach of this Agreement.

ARTICLE 13

GENERAL PROVISIONS

13.1. Survival of Obligations. All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing and no claim for indemnification hereunder for breach of any such representation or warranty may be made after such eighteen (18) month period, provided, however, that (i) the representations and warranties contained in Section 4.1 (Authorization) shall survive until the third (3rd) anniversary of the Closing, (ii) the representations and warranties contained in Section 5.9 (Taxes) shall survive until the applicable statute of limitations has expired, and (iii) the representations and warranties contained in Section 4.3 (Capital Stock) shall survive in perpetuity. Notwithstanding the foregoing, the representations and warranties herein will continue to survive if an Indemnification Claim Notice shall have been given under Section 11.3 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

13.2. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or delivered by facsimile, one day after deposit with Federal Express or similar reputable overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Buyer and the Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

If to the Buyer, to:

American Safety Holdings Corp.

100 Galleria Parkway, Suite 700

Atlanta, GA 30339

Attention: Joseph D. Scollo, Jr.

Facsimile: 678.718.2647

with a copy to:

American Safety Holdings Corp.

100 Galleria Parkway, Suite 700

Atlanta, GA 30339

Attention: Randolph Hutto

Facsimile: 678.385.9145

If to Seller, to:

Pearlstein Associates, LLC

211 King Street, Suite 207

Charleston, SC 29401

Attention: David Pearlstein

Facsimile: 843.720.8732

with a copy to:

Locke Lord LLP

111S. Wacker Drive

Chicago, IL 60606

Attention: J. Brett Pritchard

Facsimile: 312.896.6773

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.3. Successors and Assigns; Third Party Beneficiaries.

(a) The rights of the parties under this Agreement shall not be assignable without the prior written consent of the other parties; provided, however, that Buyer may assign its rights hereunder to an Affiliate without the consent of the Seller or the Company.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Other than with respect to the provisions of Section 8.1 and the indemnification provisions of Article 11, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

13.4. Entire Agreement: Amendments. The Confidentiality Agreement, this Agreement and the exhibits and schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.5. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

13.6. Equitable Remedies. Each party agrees that the other party would be irreparably harmed by, and that money damages would not be a sufficient remedy for, any breach or threatened breach of any provision of this Agreement. Therefore, in addition to any other remedies available to a party in the event of such a breach or threatened breach by the other party, a party shall be entitled to seek specific performance and injunctive or other equitable relief without the necessity of posting a bond or other undertaking.

13.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, as to any party, only if it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

13.10. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Each party to this Agreement hereby consents agrees that the United States District Court for the Southern District of New York or any other court having situs within the Borough of Manhattan in New York City shall have jurisdiction to hear and determine any claims or disputes among the parties pertaining to, arising out of, or relating to this Agreement or the transactions contemplated hereby. Each party waives any objection based upon lack of personal jurisdiction, improper venue or forum nonconveniens.

13.11. Payment of Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the closing of the transactions contemplated hereby.

13.12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

13.13. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby, or prior to the Closing, any other announcement or communication to the customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Buyer and Seller, unless required by law (in the reasonable opinion of counsel) in which case the Buyer and the Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

BUYER:

By:	/s/ Joseph D. Scollo, Jr.
Joseph D. Scollo, Jr.
President

THE COMPANY:

By:	/s/ David Pearlstein
David Pearlstein
President

SELLER:

By:	/s/ David Pearlstein
David Pearlstein
Manager

Exhibit A

[Form of Pre-Tax Underwriting Income Statement]

Exhibit A – Pre-Tax Underwriting Income Statement

As of [    ] with respect to Bluestone Premium written from the period beginning [                    ] and extending to and including [                    ]

		As of Quarter End		Year to Date	Earnout Period to Date
Bluestone Premium	1
Reinsurance Ceded	2

Net Earned Premium	3
Acquisition Costs	4
Net Losses	5
Other Underwriting Expenses	6

Pre-Tax Underwriting Income	7
Loss Ratio			%
Acquisition Cost Ratio			%
Underwriting Expense Ration			%

Combined Ratio			%

Notes

1.	As defined in the SPA.
2.	As defined in the SPA.
3.	As defined in the SPA to mean (1) minus (2).
4.	As defined in the SPA.
5.	As defined in the SPA.
6.	As defined in the SPA.
7.	As defined in the SPA to be (3) minus (4), (5) and (6).

Exhibit B

[Summary of Employee Benefits]

BENEFITS AT A GLANCE

Medical Insurance (United HealthCare) • Eligible to participate the first of the month following date of hire.	Cost per Pay Period (semi-monthly)

High Deductible Health Plan with Health Reimbursement Account:	HDHP EE Only	$20.49
• Calendar year deductible In-Network $1,500 lnd/$3,000 Family
Calendar year deductible Out of Network $4,000 Ind/$8,000 Family
Plan pays 100% for preventative services and deductible does not apply	HDHP EE + Spouse	$85.68
Plan pays 100% for all other services after deductible has been met
• Company Calendar year Health Reimbursement Account Funding: $500	HDHP EE +
Individual/$750 Individual + 1/and Family $1,000	Child(ren)	$76.25
*Amounts pro-rated by months remaining in calendar for new hires
• Prescriptions: $10 for Tier 1 Drug, $30 for Tier 2 Drug, $50 for Tier 3 Drug.	HDHP Family	$120.94
Mail order option available

Dental lnsurance (United HealthCare)
Eligible to participate the first of the month following date of hire.
PPO High Option Plan – Deductible: $50 Ind/$150 Family	EE Only	$4.94
Preventative Care: 100%	EE + Spouse	$9.48
Basic Services: 80% After Deductible	EE + Child(ren)	$11.95
Major Services: 50% After Deductible	Family	$16.49
• Orthodontia: 50% with $1,000 Lifetime Max.
• Maximum Annual Benefit: $1,000

Vision Care (EyeMed)
• Eligible to participate the first of the month following date of hire.
• Exam Co-pay: $10, Lenses Co-pay: $25	EE Only	$3.59
• Exam with dilation 1/12 months	EE + 1	$6.78
• Frame allowance: $100 every 24 months (standard plastic lenses)	EE + 2 or more	$9.93
• Contact lense allowance: $115 every 12 months

Flexible Spending Accounts
• Dependent Care Account: Contribution up to $5,000/year pre-tax, $2,500 if married and filing separate tax returns.
• Medical Reimbursement Account: Contribution up to $5,000/year pre-tax.	Varies

401(k) Plan
• Join the first of the quarter following 30 days of employment. Contribute up to 92% of your pay pre-tax (subject to IRS limits). Guaranteed match of dollar per dollar for the first 3%, then 50 cents to every dollar for the next 2% you contribute. Match is made on an annual basis following year-end. Immediate vesting.
• Roth 401K option for after-tax savings included in 401K plan.

Deferred Compensation Plan – For Eligible Qualified Executives
• Provides tax-advantaged savings opportunities including pre-tax voluntary contributions, tax-deferred earnings, attractive investment options and flexible payment options.

Group Term Life lnsurance (Unum)
• Benefit equals 1 times your annual salary up to $100,000 with a minimum of $50,000	Company Paid
coverage

Supplemental Life lnsurance (Unum)
• You select benefit amount for you, spouse and children. Employee benefits from	Varies based on age
$10,000 to $500,000. Guarantee issue amount of $110,000 for employee and $25,000	& benefit amt.
for spouse. Child(ren) eligible for coverage in increments of $2,000 to max of $10,000.	chosen.

Accidental Death & Dismemberment lnsurance (Unum)
• Benefit equals 1 times your annual salary up to $100,000 with a minimum of $50,000 coverage	Company Paid

Short Term Disability lnsurance (Unum)
• Monthly benefit amount equals 60% of salary to a maximum of $1,500 per week to a	Company Paid
maximum of 90 days after 14-day waiting period.

Long Term Disability lnsurance (Unum)
• Monthly benefit equals 60% of your salary to a maximum of $8,000. Benefit available	Company Paid
after 90 day waiting period up to age 65.

Supplemental Long Term Disability lnsurance (Unum)
• Benefit amount provides up to 100% income protection above the 60% coverage of	Varies based on salary &
group LTD plan. Available at annual open enrollment only.	smoking status

Critical Care, Accident, Whole Life Insurance & Long Term Care (Unum)	Varies based on age & level of
• Portable, group rates. Available at annual open enrollment only.	coverage desired

Patient Care/Health Advocate
• Service company that resolves billing, claim payment and many other issues for	Company Paid
medical, dental and vision plans.

Employee Stock Purchase Plan
• Join the first of the quarter following 30 days of employment. You may contribute a minimum of five dollars to purchase ASI stock at a five percent discount.

Telecommunicating Program

•     Telecommuting enables an employee to meet job responsibilities by working at a location other than the regular office (usually the employee’s home). Telecommuting allows an employee to work from home on a full time basis as part of his/her employment agreement at time of hire or to work from home on a part time basis (one or two days per week) or on an as needed basis. Approval from management is required for this program.

Work - Life Balance Employee Assistance Program (Unum)
• 24-hour access to professional advice for you and your family, including face-to-face	Company Paid
visits when needed to address life’s daily challenges (emotional well bring, financial, legal, addiction, parenting, education concerns and work stresses).

Global Travel Assistance (Unum)
• 24-hour professional services to manage any medical or legal emergency when you and	Company Paid
your family are traveling.

Scholar’s ChoiceTM College Savings Program (Colorado Student Obligation Bond
Authority)
• Section 529 plan provides an opportunity to invest in five investment options on a tax-free basis toward qualified higher education expenses.

Professional Development
• Tuition assistance, in-house training, professional development seminars, professional	Company Paid
certification and licensing.

Paid Time Off
• Paid time off bank of 18, 23 or 28 days based on length of service and/or position level.
Pro-rated based on date of hire. Can roll over up to 10 days each calendar year. Plus eight paid holidays each year and one Floating Holiday.
• PTO Purchase Program. Employees may buy up to 3 additional PTO days at the beginning of each year.

Financial Planning Assistance

•     Free financial planning provided by Fidelity Investments. Includes retirement planning, education planning, 401K investment allocation analysis, estate plan review, life insurance review and mortgage analysis.

Company Paid

Fitness Club Reimbursement
• Up to $35 per month reimbursement for use of athletic club of your choice after a ten visit per month minimum is met.

Computer and Wireless Phone Discounts
• Discount purchasing of Dell Dimension and Inspiration home and home office products.
• Discounted access to CDW’s inventory of pre-configured PC and or notebook systems along with computer peripherals, LCD TV’s and other electronic peripherals.
• Discounts on Verizon wireless phone service rates.

Employee Activities and Awards

•    Annual Family Fun Day, holiday party, casino night, monthly chair massages, annual health fair, credit union membership, apartment discount service, on-site dry cleaning service, on-site car wash service and other employee appreciation events.

• Annual Becky Pressley Award for outstanding performance; and an employee recognition cash award program.

Community Service and Support
• Community Service Time of 16.00 hours per calendar year given for participation in various charitable activities organized by the Activities Committee.
• Matching Gift Program: Company will match dollar for dollar of an employee’s contributions to a qualified non-profit organization. (Subject to the Matching Gift Program guidelines.)

Note: The information provided in this summary is for informational purposes only. Prices and benefits are subject to change without notice. All ASI new hires are provided with the details and current cost of the benefit information.